Exhibit (g)(1)

AMBASSADOR FUNDS

FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated this 26th day of October, 2010, to the Custody Agreement, dated as of July 23, 2010 (the "Agreement"), is entered into by and between AMBASSADOR FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the Trust and Custodian desire to amend the fees of the Agreement;

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

AMBASSADOR FUNDS

U.S. BANK, N.A.

By:    /S/ Brian T. Jeffries

By:    /S/ Joe D. Redwine

Name:__Brian T. Jeffries_____________

Name:  Joe D. Redwine

Title:

President

Title: Executive Vice President

October, 2010

Amended Exhibit D

to the

Custody Agreement – Ambassador Funds

DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE at August, 2010

Funds Covered under Fee Schedule

Ambassador Money Market Fund

Annual Fee Based Upon Market Value Per Fund*

3 basis points on the first $20 million

2 basis points on the next $20 million

1 basis point on the balance

Minimum Annual Fee  $4,800

Plus portfolio transaction fees

Portfolio Transaction Fees

$  9.00 per book entry DTC transaction

$  8.00 per principal paydown

$  6.00 per short sale

$  7.00 per US Bank repurchase agreement transaction

$35.00 per option/future contract written, exercised or expired

$10.00 per book entry Federal Reserve transaction

$15.00 per mutual fund trade

$50.00 per Cedel/Euroclear transaction

$15.00 per Fed Wire

$25.00 per Physical Transaction

$15.00 per margin variation Fed wire

$150.00 per segregated account per year

•

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

•

No charge for the initial conversion free receipt.

•

Overdrafts – charged to the account at prime interest rate plus 2.

Plus Out-Of-Pocket Expenses – Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses.

Fees are billed monthly.

October, 2010